UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2014

Massive Interactive, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53892	20-8295316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56th Floor, 10 Lower Thames Street London EC3R 6AF, United Kingdom

(Address of Principal Executive Offices)

(214) 432-8002

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 15, 2014, Mr. Ron Downey, the Chief Executive Officer of Massive Interactive, Inc. (the “Company”), was appointed by the Company’s board of directors (the “Board”) to serve as a member of the Board effective on August 18, 2014.

As earlier disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 7, 2014, the Company consummated the purchase of all outstanding shares of Wunderkind Group Pty Ltd. (“Wunderkind”) pursuant to a Stock Purchase Agreement in exchange for a convertible promissory note issued by the Company.  The principal amount of the promissory note is $5.5 million and it is convertible into 45% of the total shares of the Company common stock issued and outstanding on a fully diluted basis on the date of conversion. The promissory note has a term of one year and bears interest at the rate of 0.5% annually. The Stock Purchase Agreement was entered into in accordance with the terms of a binding letter of intent with Mr. Downey, as earlier disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 1, 2014.  Mr. Downey was the majority shareholder of Wunderkind prior to the stock purchase.

Effective on August 18, 2014, Mr. Richard Bailey resigned as a director of the Company. Mr. Bailey’s decision to resign did not involve any disagreement with the Company, the Company’s management or the Board .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2014

Massive Interactive, Inc.

/s/ Antaine Furlong

Antaine Furlong, Chief Financial Officer